J.P. Morgan Institutional Bond Ultra Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e. To approve the amendment of the Fund's investment restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve  the  amendment of the Fund's investment   restriction  relating
to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as non fundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to non fundamental.
4. To approve  a new  investment  advisory  agreement  of the  Fund.
5. To amend  the Declaration of Trust to provide  dollar-based  voting  rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

Directors/Matter                                 Votes for         Votes against     Abstentions

1.    Frederick S. Addy                          2,592,561,591        8,840,251          --
     William G. Burns                            2,592,561,591        8,840,251          --
     Arthur C. Eschenlauer                       2,592,561,591        8,840,251          --
     Matthew Healey                              2,592,561,591        8,840,251          --
     Michael P. Mallardi                         2,592,561,591        8,840,251          --
2. Amending of Investment Restrictions:
   a.  Relating to diversification of                3,721,121                0           0
   b.  Relating to concentration of assets           3,721,121                0           0
   c.  Relating to issuance of senior securities     3,721,121                0           0
   d.  Relating to borrowing                         3,721,121                0           0
   e.  Relating to underwriting                      3,721,121                0           0
   f.  Relating to investment in real estate         3,721,121                0           0
   g.  Relating to commodities                       3,721,121                0           0
   h.  Relating to lending                           3,721,121                0           0
   i.   Reclassification of other restrictions as
         non fundamental                             3,721,121                0           0
3.  Reclassification of investment objectives        3,721,121                0           0
4.  Investment advisory agreement                    3,721,121                0           0
5.  Dollar-based voting rights                   2,411,567,264        7,638,329  79,591,823
6.  Independent accountants,
    PricewaterhouseCoopers LLP                   2,402,592,025       19,567,729 179,242,087